EXHIBIT 99.1

Formal Notice of Blackout Period

Under the IMS Health Incorporated Savings Plan

(As Required under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002)

To:	All Executive Officers and Directors of IMS Health Incorporated

Date:	November 17, 2008

RE:	Restrictions on the ability to trade IMS securities during 401(k) Blackout Period

IMS Health Incorporated (the “Company”) will transfer the duties of trustee and recordkeeper for the IMS Health Incorporated Savings Plan (the “Plan”) from Prudential Retirement to Charles Schwab & Co. Inc., effective January 1, 2009.  During and as a result of this transition, account activity in the Plan will be restricted.  Plan participants will not be able to make changes to their investments in the Plan (including Company Common Stock), or obtain loans or distributions from the Plan during the transition period, as described below (the “Blackout Period”).

During the Blackout Period, you will be subject to certain restrictions on your trading of equity securities of the Company.  The restrictions apply to you even if you do not participate in the Plan, and limit your transactions in Company securities outside of the Plan.  The Blackout Period is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s trading windows related to its earnings releases.

The Blackout Period is being imposed because of the change in the trustee and recordkeeper of the Plan.  The Blackout Period will begin at 12:00 A.M. (Eastern Standard Time) on December 17, 2008 and end during the week of January 11, 2009.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers are prohibited — during the Blackout Period — from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any shares of the Company’s common stock or any other Company equity security (including derivative securities relating to such shares) acquired in connection with his or her employment as an executive officer or services as a director.

Please note the following:

•	Equity securities of the Company include the Company’s common stock, $.01 par value per share, stock options, stock appreciation rights (“SARs”) and other derivative securities.

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The above trading prohibitions also apply to Company securities held by your immediate family members living in your household or held in or by trusts, partnerships and corporations in which you have an interest.

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These trading restrictions also prohibit exercising options or SARs granted to you in connection with your employment as an executive officer or service as a director, selling shares of Company stock acquired pursuant to such options or SARs, or selling shares of Company stock originally received as a restricted or deferred stock unit grant.

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Special requirements apply if you intend to sell or have other transactions in equity securities you believe were not acquired in connection with your employment as an executive officer or services as a director. You must pre-clear any such transactions with the Company’s General Counsel.

Please note that the restrictions described in this notice are in addition to the normal restrictions under the Company’s insider trading policy.

To confirm the precise ending date of the Blackout Period during the week of January 11, 2009, or if you have any questions concerning this notice, please contact:

Kristin Johnson

Director, Equity Programs

IMS Health Incorporated
960A Harvest Drive
Blue Bell, PA  19422

(610) 834-4597

Khoefling-johnson@imshealth.com